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                                                                     Exhibit 2.1


                             Share Sale Agreement





                             Date:  31 March 2000



                           FAI Home Security Pty Ltd

                                    Vendor


                            FAI Insurances Limited

                                   Purchaser
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AGREEMENT dated 31 March 2000

BETWEEN FAI HOME SECURITY PTY LIMITED, ACN 050 064 214 of Level 7, 77 Pacific Highway, North Sydney NSW 2060 ("Vendor")

AND FAI INSURANCES LIMITED, ACN 004 304 545 of 333 Kent Street, Sydney NSW 2000 ("Purchaser")

RECITALS

A. The Vendor has agreed to sell and the Purchaser has agreed that the Transferee will purchase the Sale Shares with effect from the Effective Date on the terms and conditions of this Agreement.

THE PARTIES AGREE:

1.     DEFINITIONS

       In this Agreement:

       "Business Day" means a day which is not a Saturday, Sunday or public holiday in New South Wales.

       "Company" means FAI Finance Corporation Pty Limited, ACN 053 262 561.

       "Completion" means completion of this Agreement and the sale and purchase of the Sale Shares in accordance with this Agreement.

       "Completion Date" means 7 April 2000 or any other date as the parties agree in writing.

       "Deposit" means A$2,600,000.

       "Effective Date" means 31 March 2000.

       "Encumbrance" means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person.

       "HSII" means Home Security International Inc (a Delaware corporation) of Level 7, 77 Pacific Highway, North Sydney.

       "IIL" means Integral Investments Limited (a British Virgin Islands corporation) of c/- Alliance Investments SAM, Le Panorama Bloc AB57, Rue Grimaldi MC 98000, Monaco.

       "ILL Loan" means the loan outstanding from HSII to IIL immediately prior to Completion, which amount will not exceed US$8,298,000.

       "Nominee" means a person nominated in writing by the Purchaser to the Vendor prior to Completion.

       "Purchase Price" means A$13,257,500.

       "Refinancing Agreement" means the agreement so entitled between the
       Vendor and the Purchaser (and in the form of Schedule 4) to be entered into on Completion.
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       "Related Bodies Corporate" means, in respect of a body corporate, another body corporate which is related to that body corporate within the meaning of section 50 of the Corporations Law, whether they are related as at the date of this Agreement or any time in the future.

       "Sale Shares" means 26,501 fully paid ordinary shares issued in the capital of the Company.

       "Shareholders Agreement" means the document so entitled between the Vendor and the Purchaser dated 31 December 1997.

       "Transferee" means the Purchaser or the Nominee (as the case requires).

2.     SALE OF SALE SHARES

2.1 The Vendor will sell to the Purchaser and the Purchaser will, or will cause the Nominee to, purchase from the Vendor the Sale Shares with effect from the Effective Date for the Purchase Price.

2.2 On the date of this Agreement, the Purchaser must pay to the Vendor the Deposit. Until Completion, the Vendor must cause its solicitors to hold the Deposit as stakeholder.

2.3 On Completion, the Vendor must, or must direct the stakeholder to, pay the Deposit to IIL.

2.4    If the Vendor does not comply with its obligations under clauses 2.3 and
       3.2 on the Completion Date, the Purchaser may terminate this Agreement by notice in writing to the Vendor and the Vendor must refund the Deposit to the Purchaser.

2.5 If the Purchaser does not comply with its obligations under clauses 3.3 and 3.4 on the Completion Date, the Vendor may terminate this Agreement by notice in writing to the Purchaser and the Vendor is entitled to forfeit the Deposit.

2.6 Interest (if any) which accrues on the Deposit will be dealt with as follows:

       (a) if this Agreement is duly completed, all interest is to be paid to the Vendor;
       (b) if the Deposit is refunded to the Purchaser, all interest is to be paid to the Purchaser; and
       (c) if the Deposit is forfeited to the Vendor, all interest is to be paid to the Vendor.

2.7 For the purposes of clause 2.6, the expression "interest" means the interest actually earned on the Deposit less all stamp and other duty, bank charges and any other money properly payable in respect of the investment of the Deposit.

2.8 The Vendor and the Purchaser agree that they shall give such directions and do such things as may be necessary to give effect to the provisions of this clause 2.

3.     COMPLETION

3.1 Completion will take place at Clayton Utz, Level 34, 1 O'Connell Street, Sydney on the Completion Date or any other place (or both) as the parties agree in writing.

3.2    On Completion the Vendor must deliver to the Purchaser:
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       (a)  completed transfers of the Sale Shares duly executed by the Vendor in favour of the Transferee as transferee and any other documents required to vest full legal and beneficial ownership of the Sale Shares in the Transferee which the Purchaser may request prior to Completion;
       (b) executed written resignations with effect from Completion from Bradley David Cooper and Terrence James Youngman as directors of the Company, which includes an acknowledgement that those persons have no claim against the Company in relation to their loss of office or otherwise;
       (c)  a counterpart of the Deed (Release of Share Mortgage) in the form of
            Schedule 3 duly executed by the Vendor;
       (d) counterparts of the documents in Schedule 4 duly executed by the Vendor and NESS Security Products Pty Limited; and
       (e)  an acknowledgement executed by Mr Paul Brown and IIL in the form of
            Schedule 5.

3.3 On Completion, the Purchaser must, or procure that the Nominee must, pay in accordance with the direction of the Vendor, to IIL an amount equal to the IIL Loan less the Deposit. The parties agree that the amount (if any) represented by the ILL Loan less the Purchase Price is a loan from the Purchaser to the Vendor on the terms of the Refinancing Agreement.

3.4    On Completion, the Purchaser must deliver to the Vendor:

       (a)  the documents in Schedule 3 duly executed by the Purchaser; and
       (b) counterparts of the documents in Schedule 4 duly executed by the Purchaser.

3.5 The Vendor acknowledges that the Purchaser holds the share certificates for the Sale Shares as mortgagee under the mortgage referred to in the documents in Schedule 3 and that on Completion the Purchaser may hold those certificates as transferee of the Sale Shares.

3.6 On Completion, beneficial ownership in the Sale Shares will pass to the Transferee. Subject to the payment of all necessary stamp duty on the transfer of the Sale Shares, the registration of that transfer by the Company and the entry of the name of the Transferee in the register of members of the Company, legal ownership in the Sale Shares will pass to the Transferee.

3.7 The Vendor appoints the Transferee to be its attorney from the Completion until the Sale Shares are registered in the name of the Transferee to exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to the Sale Shares.

4.     WARRANTIES

4.1 The Vendor represents and warrants to the Purchaser that each of the statements in paragraphs 1, 2(a) and 2(c) and 3 of Schedule 1 are true and correct as at a time immediately before Completion on the basis that the Vendor is the "Representor".
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4.2    Subject to the Purchaser satisfying its obligations under clause 3.4(a), the Vendor represents and warrants to the Purchaser that the statement in paragraph 2(b) of Schedule 1 is true and correct as at a time immediately before Completion.

4.3 The Purchaser represents and warrants to the Vendor that each of the statements in paragraph 1 of Schedule 1 are true and correct as at a time immediately before Completion on the basis that the Purchaser is the "Representor".

4.4 Each representation and warranty referred to in clauses 4.1, 4.2 and 4.3 will remain in full force and effect on and after Completion notwithstanding Completion.

4.5    The Purchaser acknowledges and warrants that:

       (a) it enters into this Agreement solely in reliance on the representations and warranties of the Vendor set out in this Agreement and as a result of its own advice and knowledge concerning the Company and the Sale Shares; and
       (b) it does not rely on any representation or warranty made by or on behalf of the Vendor which is not set out in this Agreement.

4.6 To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

       (a) embodies the entire understanding of the parties, and constitutes the entire terms agreed on between the parties; and
       (b) supersedes any prior written or other agreement between the parties.

5.     SHAREHOLDERS AGREEMENT

       The Vendor and the Purchaser consent to the sale of the Sale Shares for the purposes of clause 13.1(b) of the Shareholders Agreement. The Vendor and the Purchaser agree pursuant to clause 19.1(a) of the Shareholders Agreement that upon Completion occurring the Shareholders Agreement is terminated with effect from the Effective Date.

6.     INDEMNITY

       The Vendor undertakes to the Purchaser on demand to indemnify and keep the Company indemnified from and against any loss, cost, expense, liability or damage that the Company may incur or suffer as a direct or indirect result of:

       (a) proceedings in the Federal Court Victoria District Registry No. V383 of 1999 ("Action"); or
       (b) other legal proceedings brought by the parties to the Action and group members (as defined in the amended application for the Action dated 16 November 1999) that have been identified to the solicitors of the Vendor as at 30 March 2000 (together referred to as "Claimants"), in respect of the matters pleaded in the Action, provided that the maximum amount payable by the Vendor under this clause is no greater than the maximum amount the Vendor would be required to pay under section 73(10) of the Trade Practices Act, 1974 (Commonwealth) ("Act") calculated on the basis that the
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       Vendor is liable to the Company under that section of the Act as if:

       (c)  the Vendor is a supplier (as defined in the Act);
       (d)  the Company is a linked credit provider (as defined in the Act); and
       (e)  each of the Claimants is a consumer (as defined in the Act).

7.     GENERAL

       Schedule 2 applies and forms part of this Agreement.
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                                  Schedule 1

                                  Warranties

1.   Capacity

     (a) (Legally binding obligation): This Agreement constitutes a valid and legally binding obligation of the Representor in accordance with its terms.

     (b) (Execution, delivery and performance): The execution, delivery and performance of this Agreement by the Representor does not breach or conflict with:

          (i) any statute or law, or any document or agreement to which the Representor is a party or which is binding on it; or
          (ii) the constitution of the Representor.

     (c) (Corporate power): The Representor has the power, and has taken all corporate action required, to:

          (i)  execute and deliver this Agreement; and
          (ii) perform its obligations under this Agreement.

     (c) (Authorisation): All consents, licences, approvals and authorisations of every government authority required to be obtained by the Representor in connection with the execution, delivery and performance of this Agreement have been obtained and are valid and subsisting.

     (d) (No liquidation): The Representor is not in liquidation or passed any resolution for winding up, no petition for winding up has been presented against the Representor and no receiver, receiver and manager or other controller or external administrator of the undertaking or assets (or any part thereof) of the Representor has been appointed or, as far as the Representor is aware, is threatened to be appointed.

     (e) (No insolvency): The Representor is not, nor has it been deemed under any applicable law to be, insolvent or unable to pay its debts as and when they become due and payable.

     (f) (No trusts): The Representor does not enter into this Agreement as the trustee of any trust.

2.   Share capital

     (a) The Vendor is the registered holder and beneficial owner of the Sale Shares.

     (b)  The Sale Shares are free of any Encumbrance.

     (c) The Vendor is entitled to transfer full legal and beneficial title to the Sale Shares in accordance with this Agreement.

3.   Other Matters

     The Vendor is not aware of any information which would be likely to influence the decision of the Purchaser to enter into this Agreement and which the Vendor knows or suspects that the Purchaser is unaware of such information.
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                                   Schedule 2

                           Interpretation and General

1.   In this Agreement:

     (a)  headings are for convenience only and do not affect interpretation;

     and unless the context indicates a contrary intention:

     (b) the expression "person" includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

     (c) a reference to any party includes that party's executors, administrators, successors and permitted assigns, including any person taking by way of novation;

     (d) a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

     (e) words importing the singular include the plural (and vice versa), and words indicating a gender include every other gender;

     (f) references to parties, clauses or schedules are references to parties, clauses and schedules to or of this Agreement, and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

     (g)  the word "includes" in any form is not a word of limitation;

     (h) references to payments to any party to this Agreement will be construed to include payments to another person upon the direction of such party;

     (i) all payments to be made under this Agreement must be made by unendorsed bank cheque or other immediately available funds; and

     (j) if any day appointed or specified by this Agreement for the payment of any money or doing of any thing falls on a day which is not a Business Day, the day so appointed or specified shall be deemed to be the next Business Day.

2. This Agreement is governed by and will be construed according to the laws of New South Wales.

3. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales, and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating in any way to this Agreement.

4. Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required
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     by law or reasonably requested by any other party to give effect to this
     Agreement.

5.   Any communication under or in connection with this Agreement:


     (a)  must be in writing;

     (b)  must be addressed as shown below:

          The Vendor
          Name:                 FAI HOME SECURITY PTY LIMITED
          Address:              Level 15, 77 Pacific Highway, North Sydney NSW
                                2060
          Fax no:               9936 2440
          For the attention:    Chris MacDonnell

          Name:                 FAI INSURANCES LIMITED
          Address:              333 Kent Street, Sydney NSW 2000
          Fax no:
          For the attention of:

          (or as otherwise notified by that party to the other party from time to time);

     (c) must be signed by the party making the communication or (on its behalf) by the solicitor for, or by any attorney, director, secretary, or authorised agent of, that party;

     (d) must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with paragraph 5(b); and

     (e)  will be deemed to be received by the addressee:

          (i) (in the case of prepaid post) on the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting to an address outside Australia;
          (ii) (in the case of fax) at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a non Business Day, or is after 5.00 pm on a Business Day, when that communication will be deemed to be received at 9.00 am on the next Business Day; and
          (iii) (in the case of delivery by hand) on delivery at the address of the addressee as provided in paragraph 5(b), unless that delivery is made on a non Business Day, or after 5.00 pm on a Business Day, when that communication will be deemed to be received at 9.00 am on the next Business Day.

6. Except as otherwise provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this Agreement.
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7.   The Purchaser will:

     (a) pay all stamp duties (apart from financial institutions duties or bank account debit taxes which will lie between the parties as they fall) and any related fines and penalties in respect of this Agreement, the performance of this Agreement and each transaction effected by or made under or pursuant to this Agreement; and

     (b) indemnify the Vendor against any liability arising from failure to comply with paragraph 7(a).

8. This Agreement may only be varied by a document signed by or on behalf of each of the parties.

9. A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party.

10. This Agreement may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes an original of this Agreement, all of which together constitute one agreement.

11. Subject to this paragraph and paragraph 12, each party must keep the terms of this Agreement confidential. A party may make any disclosure in relation to this Agreement:

     (a) to any professional adviser, financial adviser, banker, financier or auditor where that person is obliged to keep the information confidential;
     (b) to comply with any applicable law, or any requirement of any regulatory body (including any relevant stock exchange);
     (c) to any of its employees to whom it is necessary to disclose the information;
     (d) to obtain the consent of any third party to any term of, or to any act pursuant to, this Agreement;
     (e) to enforce its rights or to defend any claim or action under this Agreement;
     (f) to a related body corporate, on receipt of its undertaking to keep the information confidential; or
     (g) where the information has come into the public domain through no fault of that party.

12. Except as required by applicable law or the requirements of any regulatory body (including any relevant stock exchange), all press releases and other public announcements in relation to this Agreement must be in terms agreed by the parties.

13. The Vendor must and must ensure that each of its Related Bodies Corporate and their respective officers keep all confidential, proprietary or commercially sensitive information of the Company confidential and must not use any such information or disclose any such information to any person (other than the Purchaser, the Transferee, each of their Related Bodies Corporate and their respective officers) in either case other than as may be required by law or in connection with Completion or the performance of obligations under this Agreement.
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14.    If this Agreement is rescinded or terminated, no party will be liable to any other party except in respect of any breach of this Agreement occurring before rescission or termination.

15. No right or obligation of any party will merge on completion of any transaction under this Agreement. All rights and obligations under this Agreement survive the execution and delivery of any transfer or other document which implements any transaction under this Agreement.
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                                  Schedule 3

       Share Mortgage Release
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                                  Schedule 4

 Refinancing Agreement, Fixed and Floating Charge and Guarantee and Indemnity

                                  Schedule 5

       Acknowledgement
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SIGNED as an agreement.



SIGNED for and on behalf of FAI HOME SECURITY       )
PTY LIMITED by                                      )   .......................
   its Attorney under a Power of Attorney dated     )   (Signature)
 March 2000 and who declares that he has not        )
 received any notice of the revocation of           )
 such Power of Attorney in the presence of:         )
                                                    )




 ...............................
(Signature of Witness)


 ...............................
(Name of Witness in Full)

SIGNED for and on behalf of FAI INSURANCES          )
 LIMITED by                                         )   .......................
   its Attorney under a Power of Attorney dated     )   (Signature)
 and who declares that he has not received          )
 any notice of the revocation of such Power         )
 of Attorney in the presence of:                    )
                                                    )



 ...............................
(Signature of Witness)


 ...............................
(Name of Witness in Full)